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                                                                     EXHIBIT I

                                     CHARTER

                                       OF

                           MURFREESBORO BANCORP, INC.


         The undersigned person, having capacity to contract and act as the Incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following Charter for such Corporation:

         1. The name of the Corporation is:

                           MURFREESBORO BANCORP, INC.

         2. The maximum number of shares which the Corporation shall have authority to issue is one million (1,000,000) shares of voting common stock having $12.50 par value, that have unlimited voting rights and that are entitled to receive the net assets of the corporation upon dissolution. There shall be no preemptive rights for holders of common stock.

         The authorized amount of preferred stock of the Corporation shall be one million (1,000,000) shares, but said preferred stock may be increased or decreased from time to time in accordance with the provisions of the laws of Tennessee. Except as otherwise limited by law, the Board of Directors shall be empowered to issue such stock in one or more series, and with such rights and preferences and upon such terms, including convertibility, as the Board shall determine.

         3. The Corporation's initial registered office is 2007 Riverview Drive, Murfreesboro, Tennessee 37129, which is located in Rutherford County, and its initial registered agent at that office is Olin Williams.

         4. The Incorporator of the Corporation is:

                                 Steven J. Eisen
                           1700 Nashville City Center
                                511 Union Street
                           Nashville, Tennessee 37219

         5. The principal office of the Corporation is:

                             615 Memorial Boulevard
                              Post Office Box 2851
                          Murfreesboro, Tennessee 37129

         6. The Corporation is for profit.

         7. The purpose or purposes for which the Corporation is organized are:


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                  To acquire by purchase, lease or otherwise, and to hold,
         operate, manage, develop, encumber and otherwise deal with any and all kinds of real and personal property and to engage in any business not prohibited by law under the laws of Tennessee; and to do any and all things necessary or incidental in the operation of such business or businesses.

         8. The shareholders may adopt or amend a bylaw that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by law.

         9. Liability

            (a) To the fullest extent that the law of the State of Tennessee, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

            (b) The Corporation shall have the power to indemnify any director, officer, employee, agent of the Corporation, or any other person who is serving at the request of the Corporation in any such capacity with another corporation, partnership, joint venture, trust, or other enterprises to the fullest extent permitted by the law of the State of Tennessee, as it exists on the date hereof or as it may hereafter be amended, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee, or agent and may inure to the benefit of the heirs, executors, and administrators of such a person.

            (c) If the Tennessee Business Corporation Act is amended after approval of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended.

         10. Any or all of the directors of the Corporation may be removed for cause by a vote of a majority of the entire Board of Directors and with or without cause by a proper vote of the shareholders. "Cause" shall include, but not be limited to, a director willfully or without reasonable cause being absent from any regular or special meeting for the purpose of obstructing or hindering the business of the Corporation.

         11. This Corporation shall have all the powers granted to corporations under the Tennessee Business Corporation Act.

         12. The Corporation's fiscal year shall end on December 31 of each year until changed by the Board of Directors or Bylaws.

         Dated: October 21, 1996




                                       -----------------------------------
                                       Steven J. Eisen, Incorporator


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                          This Instrument Prepared By:
                       Baker, Donelson, Bearman & Caldwell
                           1700 Nashville City Center
                                511 Union Street
                             Post Office Box 190613
                           Nashville, Tennessee 37219

                      ARTICLES OF AMENDMENT TO THE CHARTER


         Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

I.   The name of the corporation is Murfreesboro Bancorp, Inc.

II. The text of each amendment adopted is: The following Articles of the charter are amended to read as follows:

          2. The maximum number of shares which the Corporation shall have authority to issue is two million (2,000,000) shares of voting common stock having $5.00 par value, that have unlimited voting rights and that are entitled to receive the net assets of the corporation upon dissolution. There shall be no preemptive rights for holders of common stock.

          The authorized amount of preferred stock of the Corporation shall be one million (1,000,000) shares, but said preferred stock may be increased or decreased from time to time in accordance with the provisions of the laws of Tennessee. Except as otherwise limited by law, the Board of Directors shall be empowered to issue such stock in one or more series, and with such rights and preferences and upon such terms, including convertibility, as the Board shall determine.

          3. The Corporation's registered office is 615 Memorial Boulevard, Murfreesboro, Tennessee 37129, which is located in Rutherford County, and its registered agent at that office is William E. Rowland.

III. The corporation is a for-profit corporation.

IV. The manner (if not set forth in the amendment) for implementation of any exchange, reclassification, or cancellation of issued shares is as follows: Not Applicable.

V.   The amendment was duly adopted on June 9, 1997, by the shareholders.

VI. The amendment is to be effective when these articles are filed by the Secretary of State.

Dated: June 9, 1997                     MURFREESBORO BANCORP, INC.


                                        By:
                                           ------------------------------------
                                           William E. Rowland, President